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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

FelCor Lodging Trust Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Notice of Annual Meeting
on May 17, 2005
and Proxy Statement

FelCor Lodging Trust Incorporated
545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062-3933

April 1, 2005

Dear Stockholder:

     You are cordially invited to attend our Annual Meeting of Stockholders on May 17, 2005, in Irving, Texas. The meeting will be held in our corporate offices located at 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas at 9:00 a.m., local time. At the meeting, you will hear a report on our 2004 results of operations.

     This booklet includes the formal notice of the meeting and the Proxy Statement. The Proxy Statement tells you about the matters to be addressed and the procedures for voting at the meeting. It also describes how our Board of Directors operates, gives personal information about our officers, continuing directors and director candidates, and provides other information about us.

     Your vote is very important. Even if you have only a few shares, we want your shares to be represented. I urge you to vote promptly in order to be certain your shares are represented at the meeting.

     I look forward to seeing you at the meeting.

Sincerely,

Lawrence D. Robinson
Executive Vice President,
General Counsel & Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF FELCOR LODGING TRUST INCORPORATED

Time:	9:00 a.m., Local Time

Date:	May 17, 2005

Place:	FelCor Lodging Trust Incorporated 545 E. John Carpenter Freeway, Suite 1300 Irving, Texas 75062-3933

Purposes:	· To elect four Class II directors to three-year terms;

· To approve FelCor’s 2005 Restricted Stock and Stock Option Plan;

· To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

· To conduct any other business that may be properly raised.

Who may vote:	Stockholders of record on March 21, 2005.

Annual Report:	A copy of our Annual Report is enclosed.

Date of Mailing:	This notice and the accompanying Proxy Statement and Annual Report are first being mailed to stockholders on or about April 1, 2005.

Sincerely,

Lawrence D. Robinson
Secretary
April 1, 2005

Proxy Statement
FelCor Lodging Trust Incorporated
Annual Meeting of Stockholders
May 17, 2005

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of FelCor Lodging Trust Incorporated of proxies to be voted at the Annual Meeting of Stockholders being held on Tuesday, May 17, 2005, and at any adjournment of the meeting. The following questions and answers provide important information about the Annual Meeting and this Proxy Statement.

What am I voting on?

•	The election of four Class II directors, each for a three-year term;

•	The approval of our 2005 Restricted Stock and Stock Option Plan, or the 2005 Plan;

•	The ratification of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for 2005; and

•	Any other matters properly brought before the meeting.

Who is entitled to vote?

Holders of record of our common stock at the close of business on March 21, 2005, are entitled to vote at the meeting. Each stockholder is entitled to cast one vote for each share of common stock owned on each matter presented.

How do I vote?

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. If you have shares of our common stock that are held by a broker or other nominee, you may instruct your broker or nominee to vote your shares by following the instructions that the broker or nominee provides you. Most brokers offer voting by mail, telephone and Internet.

How do proxies work?

Our Board of Directors is asking for your proxy. Giving your proxy to the persons named by us means you authorize them to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates, and you may vote for or against, or abstain from voting on, the approval of the 2005 Plan and the ratification of PwC as our independent registered public accounting firm.

If you sign and return the enclosed proxy card but do not specify how your shares are to be voted, your shares will be voted FOR the election of all of our director candidates, FOR the approval of the 2005 Plan and FOR the ratification of PwC as our independent registered public accounting firm.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you also hold shares through a broker or other nominee, you may also get material from them asking how you want to vote. To be sure that all of your shares are voted, we encourage you to respond to each request you receive.

How do I revoke a proxy?

You may revoke your proxy before it is voted by: submitting a new proxy with a later date; by voting in person at the meeting; or by notifying our corporate Secretary in writing at the address listed under “Questions” on page 37.

Will my shares be voted if I don’t sign a proxy?

If you hold your shares directly in your own name, they will not be voted unless you provide a proxy. Under certain conditions, shares that you own that are held by a broker may be voted even if you do not provide voting instructions to the broker. Brokerage firms have the authority under the New York Stock Exchange rules to vote customers’ unvoted shares on certain “routine” matters, including the election of directors and the ratification of auditors. The proposal to approve the 2005 Plan is not a “routine” matter and, therefore, your shares will not be voted on this matter if your proxy is not signed.

What constitutes a quorum?

In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by us are not voted and do not count for this purpose. On the record date, we had 59,816,504 shares of common stock outstanding and entitled to vote at the meeting.

How many votes are needed for approval?

The four director candidates receiving the most “FOR” votes will be elected to the four seats on the Board of Directors to be filled at the meeting. The selection of PwC as our independent registered public accounting firm for 2005 will be ratified if more votes are cast FOR than are cast AGAINST the ratification. Abstentions, withholding authority to vote for a candidate and broker non-votes (described below) will only reduce the number of votes a candidate or the proposal to ratify PwC as our independent registered public accounting firm receives.

Approval of the 2005 Plan requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting. For this purpose, an abstention will have the same effect as a vote against approval of the 2005 Plan. Broker non-votes will not be counted as a vote either for or against the approval of the 2005 Plan and will not be counted in determining the number of shares entitled to vote on the 2005 Plan.

A “broker non-vote” occurs when a broker submits a proxy but does not vote for or against a matter. This will occur when the beneficial owner has not instructed the broker how to vote and the broker does not have discretionary authority to vote in the absence of instructions.

What should I do if I want to attend in person?

Only stockholders of record, their proxy holders and invited guests may attend the meeting. If you wish to vote in person and your shares are held by a broker or nominee, you will need to obtain a proxy from the broker or nominee authorizing you to vote your shares held in their name.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the recommendation of the Corporate Governance and Nominating Committee, our Board of Directors has nominated the four director candidates named below.

Our Board of Directors oversees the management of our company on your behalf. The Board reviews our long-term strategic plans and exercises direct decision-making authority on key issues, such as the declaration of dividends, the selection of the Chief Executive Officer, setting the scope of his authority to manage our day-to-day operations, and the evaluation of his performance.

Our Charter and Bylaws provide for three classes of directors, who serve staggered three-year terms expiring at the annual meeting of stockholders three years following their election to a full term. The Corporate Governance and Nominating Committee has recommended, and the Board has nominated, for re-election as Class II directors, each of the four persons currently serving as Class II directors, whose terms are expiring at the 2005 annual meeting of stockholders. If elected, each of the persons nominated as a Class II director will serve until the annual meeting of stockholders in 2008. Personal information on each of our nominees, and on each of the other directors who will continue to serve on our Board following the annual meeting, is given below.

The Board has determined that each of the four current Class II directors nominated for reelection, except for Thomas J. Corcoran, Jr. and Donald J. McNamara, and each of our continuing directors has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of the director independence requirements of the listing standards of the New York Stock Exchange, or NYSE. The foregoing determination was based on information known by the members of the Board concerning each other and supplied by each of the directors for the purpose of this determination. Mr. Corcoran is our President and Chief Executive Officer, and Mr. McNamara is our non-executive Chairman of the Board. Assuming the election of our four nominees, all of our directors, other than Mr. Corcoran, will be “Independent Directors,” as defined in our Charter. During the past three years, we did not make any contribution to any tax exempt organization of which an independent director of ours serves as an executive officer.

Our Board of Directors met seven times during 2004. On average, our directors attended more than 96% of the Board and committee meetings held during 2004. Each of our directors attended more than 80% of the meetings of the Board and of the Board committees on which he or she served. Because fewer than 10 non-management stockholders usually attend our annual meetings in person, the Board has not adopted a formal policy with regard to director attendance at the annual meetings of stockholders. Other than Mr. Corcoran, none of the directors attended the 2004 Annual Meeting of Stockholders.

The Board of Directors recommends that you vote FOR the election of each of the nominees for election as Class II directors described below.

Nominees for election as Class II Directors (Terms expiring in 2008)

Thomas J. Corcoran, Jr.
Age 56

Donald J. McNamara
Age 52

Michael D. Rose
Age 63

Mr. Corcoran is the President and Chief Executive Officer of FelCor and has served in that capacity since its formation in 1994. From 1991 to 1994, Mr. Corcoran held the same positions with the general partner of the partnerships that were merged into FelCor at its formation. From October 1990 to December 1991, he served as the Chairman, President and Chief Executive Officer of Fiesta Foods, Inc., a manufacturer of tortilla chips and taco shells. From 1979 to 1990, Mr. Corcoran held various positions with ShowBiz Pizza Time, Inc. (now CEC Entertainment, Inc.), an operator and franchisor of family entertainment center/pizza restaurants, and with Integra — A Hotel and Restaurant Company (formerly Brock Hotel Corporation). He served as the President and Chief Executive Officer of Integra from 1986 to 1990.

Mr. McNamara was the Chairman of the Board of Bristol Hotel Company from November 1994 until its merger into FelCor in July 1998. Since the merger, he has served as the Chairman of the Board of FelCor. Mr. McNamara previously served as a director of FelCor from July 1994 until November 1997. He is also the Chairman of The Hampstead Group, LLC, a private equity real estate investment company. Mr. McNamara also serves as a director of Franklin Covey Co.

Mr. Rose has served as a director of FelCor since July 1998. In May 2001, Mr. Rose was named Chairman of the Board of Gaylord Entertainment Company, or Gaylord, a diversified entertainment company. He served as the Chairman of the Board of Promus Hotel Corporation from April 1995 through December 1997 and, thereafter, as a director until December 1998. Mr. Rose served as Chairman of the Board of Harrah’s Entertainment Inc. from June 1995 until his retirement as of December 31, 1996. He also served as Chairman of the Board of The Promus Companies Incorporated from November 1989 through June 1995 and as Chief Executive Officer of that company from November 1989 to April 1994. Mr. Rose is also a director of First Tennessee National Corporation, Stein Mart, Inc. and Darden Restaurants, Inc. David C. Kloeppel, a director candidate named below, is currently the Executive Vice President and Chief Financial Officer of Gaylord.

David C. Kloeppel
Age 35

Continuing Class III Directors (Terms expiring 2006)

Richard S. Ellwood
Age 73

Richard O. Jacobson
Age 68

Mr. Kloeppel was appointed as a director of FelCor in January 2005. He is currently the Executive Vice President and Chief Financial Officer of Gaylord. Prior to joining Gaylord in September 2001, Mr. Kloeppel worked in the Mergers and Acquisitions Department at Deutsche Bank in New York, where he was responsible for that department’s activities in the lodging, leisure and real estate sectors. Mr. Rose, a director candidate named above, is the Chairman of the Board of Gaylord.

Mr. Ellwood, a director of FelCor since its formation in 1994, was the founder and President of R.S. Ellwood & Co., Inc., a real estate investment banking firm that he operated from 1987 through 2004. Prior to 1987, as an investment banker, Mr. Ellwood was elected successively in 1963 a vice president of Morgan Guaranty Trust Company, in 1968 a general partner of White Weld & Co., in 1978 a managing director of Warburg Paribas Becker, Incorporated and in 1984 a managing director and senior banker of Merrill Lynch Capital Markets. Mr. Ellwood has extensive experience in hotel financing. He was a founder of Hotel Investors Trust, a REIT, and served as a trustee from 1970 until its merger with another REIT in 1987. He is currently a director of Apartment Investment and Management Company.

Mr. Jacobson has served as a director of FelCor since its formation in 1994 and is the Chairman of the Board of Jacobson Warehouse Company, Inc., a privately held warehouse company with facilities in 53 locations in 19 states, which Mr. Jacobson founded 36 years ago. He is also Chairman of the Board of Jacobson Transportation Company, Inc., a truckload common carrier with authority to operate in the United States (48 states), Canada and Mexico. Mr. Jacobson is a member of the boards of directors of Atrion Corporation, Firstar Bank Des Moines, N.A. and Heartland Express, Inc.

Robert A. Mathewson
Age 40

Mr. Mathewson has served as a director of FelCor since May 2002. Since 1992, Mr. Mathewson has been the President of RGC, Inc., a privately owned real estate investment company that invests primarily in hotels and other commercial real estate. RGC, Inc. and its affiliates have been significant investors in FelCor and its predecessors since 1993. In addition, from December 1999 to August 2000, Mr. Mathewson served as the Vice President of Business Development for Televoke Inc., an internet application service provider focusing on web, wireless and telephony integration. Mr. Mathewson holds a bachelor’s degree in Economics and a master’s degree in Business Administration from the University of California at Berkeley, and a Juris Doctor degree from the Hastings College of Law. Mr. Mathewson also serves as a director of International Game Technology.

Continuing Class I Directors (Terms expiring 2007)

Melinda J. Bush
Age 64

Mrs. Bush was elected as a director of FelCor in May 2000. She was, until September 1996, the Executive Vice President of Reed Elsevier’s Reed Travel Group/Hotel & Travel Index, which was engaged in hotel industry marketing and publishing activities on a global basis. From September 1996 until March 2002, she served as the Executive Vice President, Editorial and Publishing Director of Premier Hotels & Resorts, www.premierhotels.com, a division of Advanstar Communications. In March 2002, Mrs. Bush became Chairman and Chief Executive Officer of HRW Holdings, LLC/Hospitality Resources Worldwide, a company in which she is a major shareholder. This company provides first stage funding for enterprises in the lodging and travel industry. Mrs. Bush has more than 20 years experience in the hospitality industry, and is also a director and trustee of the American Hotel Foundation. She has honorary degrees from Cornell Hotel School and Johnson & Wales Universities and carries the CHA (Certified Hotel Administrator) designation awarded by the industry to hotel operators and general managers. She was also named Woman of the Year in Travel by the Travel Industry of America and is the recipient of several other industry awards for her achievements in the industry.

Charles A. Ledsinger, Jr.
Age 55

Mr. Ledsinger has served as a director of FelCor since November 1997. Mr. Ledsinger became the President and Chief Executive Officer of Choice Hotels International in August 1998. Prior to that time, Mr. Ledsinger served as Senior Vice President and Chief Financial Officer of St. Joe Corporation from May 1997 until his election as President and Chief Operating Officer of that corporation in February 1998. From June 1995 until May 1997, Mr. Ledsinger was Senior Vice President and Chief Financial Officer of Harrah’s Entertainment, Inc. For more than three years prior to that, Mr. Ledsinger served as Senior Vice President and Chief Financial Officer of The Promus Companies Incorporated, the former parent of Harrah’s Entertainment, Inc. He is also a director of Choice Hotels International, Inc., TBC Corporation and Darden Restaurants, Inc.

Robert H. Lutz, Jr.
Age 55

Mr. Lutz served as a director of Bristol Hotel Company from December 1995 until its merger into FelCor in July 1998, and has served as a director of FelCor since that time. Mr. Lutz is currently the President of R.L. Investments, Inc., a private investment firm. From 1994 through 2000, Mr. Lutz served as the Chairman and Chief Executive Officer, and a member of the executive committee, of Amresco, Inc., a financial services company. From 1991 to 1994, Mr. Lutz served as President and Chief Operating Officer of Balcor/Allegiance Realty Group, a subsidiary of the American Express Company engaged in real estate ownership and management.

Director Compensation

Instead of cash compensation for their services during 2004, we have issued to each of our non-management directors, except as described below, that number of shares of our common stock having a value equal to $35,000, or $40,000 for members of the Audit Committee, plus, if a director attended more than five Board meetings during the year, $1,000 for each additional meeting attended in person and $500 for each additional telephonic meeting in which he or she participated. The value was based on the closing price of our common stock,

$13.73, on January 25, 2005, the date the issuance was authorized by the Board. Award numbers were rounded to the nearest whole lot of 100 shares. In addition, each director is reimbursed for out-of-pocket expenses incurred in connection with his or her service on our Board. Except for members of the Audit Committee and as described below for Mr. McNamara, no additional compensation was paid to non-management directors for service on any Board committee.

The number of shares of our common stock issued to each director for his or her services during 2004 is set forth below:

Name	Number of Shares
Donald J. McNamara	2,600
Melinda J. Bush	2,600
Richard S. Ellwood	3,000
Richard O. Jacobson	3,000
Charles A. Ledsinger, Jr.	3,000
Robert H. Lutz, Jr.	2,500
Robert A. Mathewson	3,000
Michael D. Rose	2,600

Mr. Corcoran, who receives compensation as our President and Chief Executive Officer, did not receive any additional or separate compensation for his services as a director in 2004. Mr. Kloeppel, who joined our Board in January 2005, received no director compensation in 2004.

In April 2004, the Board adopted the recommendation of the Compensation Committee to pay cash compensation to Donald J. McNamara, the Chairman of the Board, in recognition of his assumption of a more active role in overseeing the management of the company. Mr. McNamara’s compensation, which was retroactive to January 1, 2004, was set at 50% of the base salary of our Chief Executive Officer. For 2004, Mr. McNamara received cash compensation in the amount of $222,050. The position of Chairman of the Board remains a non-management position.

In October 2004, the Compensation Committee recommended, and the Board adopted, a revised compensation structure for non-management directors. The recommendation was made following a report received from an outside consultant that indicated that our director compensation was well below our peer group. The revised compensation program, which will be effective commencing with service for 2005, is as follows: each non-management director will receive for his or her annual service a base amount of $35,000, or $40,000 for members of the Audit Committee, other than the Chairman, and $45,000 for the Chairman of the Audit Committee, payable in shares of common stock. In addition, each director not otherwise being compensated by us will receive $1,000 for each Board meeting attended in person and $500 for each telephonic meeting in which he or she participates, payable in shares of common stock or cash, at each director’s election.

Each of our non-management directors, other than Mr. McNamara, will also receive additional compensation for service on particular committees, payable in either shares of common stock or cash, at each director’s election. If a member of the Audit Committee attends more than five Audit Committee meetings during the year, he or she will receive $1,000 for each additional meeting attended in person and $500 for each additional telephonic meeting in which he or she participates. Members of the Compensation, Corporate Governance and Nominating, and Executive Committees will receive $1,000 for each meeting of the respective committees attended in person and $500 for each telephonic meeting of the respective committees in which he or she participates.

Finally, each of our non-management directors will receive for his or her service an annual equity award with a value equal to the lesser of:

•	2,000 shares of our common stock; or

•	the number of shares of our common stock equal to $20,000 for 2005, $25,000 for 2006, $30,000 for 2007, $35,000 for 2008 and $40,000 for 2009 and thereafter.

The compensation payable for the prior fiscal year to non-management directors will be determined at the first meeting of the Board following the end of the fiscal year. With respect to compensation payable in common stock, all shares of common stock will be issued under one or more of our restricted stock and stock option plans, but shares will be fully vested upon the date of grant. The number of shares to be issued shall be determined by dividing the applicable dollar amount (including amounts for which the director has elected to receive common stock), by the closing price of shares of our common stock on the date of grant, and rounding to the nearest whole lot of 100 shares.

Board Committees

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be practicable at a full Board meeting. Each committee reviews the results of its meetings with the full Board. Donald J. McNamara, the Chairman of the Board, is an ex-officio member of all committees.

The Board’s standing committees currently consist of the Executive Committee, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Charters for each of these committees, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics, may be found on our website at www.felcor.com, and are also available in print to any stockholder who requests them by writing to our corporate Secretary at the address listed under “Questions” on page 37. In addition to these Board committees, the Board has delegated specific authority to the Capital Approval Committee, a committee of senior executive officers. A more detailed description of each of these committees is set forth below.

The Executive Committee was established to exercise broad powers on behalf of the Board. In practice, the committee only meets when it is impractical to call a meeting of the full Board. In addition, the Executive Committee worked closely with management in the development of our strategic plan. The Executive Committee consists of Donald J. McNamara (Chairman), Thomas J. Corcoran, Jr. and Robert H. Lutz, Jr.

The Executive Committee held five meetings during 2004.

The Audit Committee oversees audits, accounting, financial reporting and internal control matters. The Audit Committee appoints, compensates, evaluates and terminates the independent registered public accounting firm that audits our financial statements. The committee consults with the independent registered public accounting firm and reviews their audit and other work. The committee also consults with our Chief Financial Officer and Chief Accounting Officer, and reviews our internal controls and compliance with corporate policies.

During 2004, the committee met prior to each release of our earnings to review the earnings to be reported and to examine any issues relating to the report of such earnings. The committee also met to review each Quarterly Report on Form 10-Q and the Annual Report on Form Form 10-K before its filing. The directors currently serving on the Audit Committee are Charles A. Ledsinger, Jr. (Chairman), Richard S. Ellwood, David C. Kloeppel and Robert A. Mathewson, each of whom is independent in accordance with the listing standards of the NYSE. The Board has reviewed the education, experience and other qualifications of each member of the Audit Committee. After review, the Board has determined that Messrs. Ledsinger and Kloeppel each meets the Securities and Exchange Commission’s definition of an “audit committee financial expert” and is independent under the applicable rules of the Securities and Exchange Commission.

We do not limit the number of public company audit committees on which our Audit Committee members serve to three or less because we believe, based upon past experience and the current composition of the Audit Committee, that such simultaneous service, at this time, does not, and will not, impair the ability of the members of our Audit Committee to serve effectively on our Audit Committee.

The Audit Committee held nine meetings during 2004. A copy of the Audit Committee Charter was attached to the Proxy Statement for the 2004 Annual Meeting of Stockholders.

The Compensation Committee determines the compensation to be paid to our senior executive officers and advises the Board on the adoption of, and administers, employee benefit and compensation plans. The Compensation Committee currently consists of Michael D. Rose (Chairman), Melinda J. Bush, Richard O. Jacobson, Robert H. Lutz, Jr. and Robert A. Mathewson, each of whom is independent in accordance with the listing standards of the NYSE.

The Compensation Committee held three meetings during 2004.

The Corporate Governance and Nominating Committee recommends to the Board candidates for election to our Board of Directors, develops and recommends to the Board our Corporate Governance Guidelines, including criteria for membership on the Board and Board committees, and considers other corporate governance issues. This committee currently consists of Richard S. Ellwood (Chairman), Charles A. Ledsinger, Jr. and Michael D. Rose, each of whom is independent in accordance with the listing standards of the NYSE.

In determining candidates to recommend for election, the Corporate Governance and Nominating Committee reviews a potential candidate’s experience, expertise and other factors relative to the Board’s composition, the continued appropriateness of Board membership for any director due to a change in his or her circumstances, and the performance as a director for incumbent directors. Our Corporate Governance Guidelines prohibit the nomination of any new director if he or she would be 70 or older at the time of election, or 75 or older for any of our current directors. In addition, non-management directors are subject to a term limit of six consecutive full terms. The committee is also required to recommend for nomination as directors, individuals that assure a majority of the Board’s members are independent as required by the NYSE listing standards and the Securities and Exchange Commission’s rules. The Corporate Governance Guidelines direct the members of the committee to take into account the following criteria, in addition to any other criteria they may consider appropriate:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the hotel industry or other industries relevant to our business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual skills and personality with those of other directors and potential directors in building an effective, collegial and responsive Board; and

•	diversity of viewpoints, background and experience.

The committee currently has no fixed process for identifying new nominees for election as a director, thereby retaining the flexibility to adapt its process to the circumstances. The committee has the ability, if it deems it necessary or appropriate, to retain the services of an independent search firm to identify new director candidates. The committee has determined that it will give consideration to any potential candidate proposed by a member of our Board or senior management. Any non-incumbent director so proposed will be personally interviewed by at least one member of the committee and the Chief Executive Officer and their assessment of his or her qualifications will be provided to the full committee. These procedures were followed in the appointment of Mr. Kloeppel to our Board in January 2005.

For this annual meeting, the committee received no proposals for non-incumbent candidates, and considered only the incumbent directors, for nomination as directors. In evaluating the incumbent directors, the committee reviewed and evaluated their qualifications and performance in accordance with the foregoing criteria.

Our policy and procedures regarding securityholder recommended candidates for director are contained in the Charter of the Corporate Governance and Nominating Committee. The committee may consider securityholder recommendations for candidates to serve on the Board. The committee will consider any candidate for director recommended by any beneficial owner, or group of beneficial owners, that has owned more than 5% of our outstanding common stock for at least one year. The committee will consider the candidate based on the same criteria established for selection of director nominees generally. The committee reserves the right to reject any candidate that has a special interest agenda other than the best interests of our company and its stockholders, generally. Securityholders desiring to nominate persons for director should follow the following procedure:

•	Submit the following information about the candidate in written correspondence mailed to the Corporate Governance and Nominating Committee, c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062-3933, Attn. General Counsel: the name, mailing address, telephone number, email address, resume, business history, listing of other past and present directorships and director committees, hotel industry experience and other relevant information;

•	Explain in the submission why the securityholder believes the candidate would be an appropriate member of our

Board and the benefits and attributes that the candidate will provide to us in serving as a director;

•	Provide evidence of the requisite ownership of our securities along with the recommendation; and

•	Indicate whether we may identify the securityholder in any public disclosures that we make regarding the consideration of the director candidate.

For a candidate to be considered for nomination at the 2006 annual meeting of stockholders, the submission must be received by us no later than December 2, 2005.

The Corporate Governance and Nominating Committee held two meetings during 2004.

The Capital Approval Committee currently consists of four of our senior officers, Thomas J. Corcoran, Jr. (President and Chief Executive Officer), Lawrence D. Robinson (Executive Vice President, General Counsel and Secretary), Richard A. Smith, (Executive Vice President and Chief Financial Officer) and Michael A. DeNicola (Executive Vice President and Chief Investment Officer). The Board has delegated to this committee the authority to approve, and authorize actions taken in connection with, the acquisition, improvement, disposition or financing of hotel assets by us within specified limits.

The Capital Approval Committee took action 17 times during 2004, by unanimous written consent.

Corporate Governance

Board Performance

The Board conducts an annual survey of its members regarding issues of Board performance and reviews the results of the survey with a view to improving the efficiency and effectiveness of the Board. In addition, the Board reviews, annually, the qualifications and effectiveness of the Audit Committee and its members.

Executive Board Sessions

The non-management directors meet regularly in executive session, in the absence of Mr. Corcoran and other members of management, to discuss issues related to management performance and other matters. In addition, at least one executive session of the Board is held each year consisting solely of directors that are independent under the rules of the SEC and the NYSE. Donald J. McNamara, our Chairman of the Board, presides at all executive sessions of the Board, other than the meeting consisting solely of independent directors, at which an independent director is selected to preside at that meeting.

Communications With Directors

Our Corporate Governance Guidelines provide that our securityholders and other interested parties may communicate their concerns about us and our business and affairs to the Board, the Chairman of the Board or the non-management directors, as a group. These communications should be sent in the form of written correspondence by mail addressed to the Board of Directors c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062-3933, Attention General Counsel. The communication should indicate whether it is intended for the entire Board of Directors, the Chairman of the Board or the non-management directors, as a group. The General Counsel will forward all such correspondence to the Chairman of the Board, who will determine what action, if any, will be taken concerning the correspondence and its contents. If the number of letters received through the foregoing process becomes excessive, the Board may consider approving a process for review, organization and screening of the correspondence by the General Counsel or other appropriate person.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to our directors, officers and employees. A copy of this Code, as amended, has been filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and is also available from our website at www.felcor.com. We will also post on our website any waivers of the provisions of the Code made with respect to any of our directors or executive officers.

STOCK OWNERSHIP

Principal Stockholders

The following table shows how much of our common stock was beneficially owned on March 21, 2005, by each person known to us to beneficially own more than 5% of our common stock.

	Amount and
Name and Address	Nature of Beneficial	Percent of
of Beneficial Owner	Ownership	Class(1)

InterContinental Hotels Group PLC 20 North Audley Street London, England W1Y1WE	10,032,428 (2)	16.8%

Donald Smith & Co., Inc. East 80 Route 4, Suite 360 Paramus, NJ 07652	5,818,400 (3)	9.7%

Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	3,863,250 (4)	6.5%

NWQ Investment Management Company, LLC 2049 Century Park East, 4th Floor Los Angeles, CA 90067	3,809,335 (5)	6.1%

Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	3,586,166 (6)	6.0%

(1)	Based upon 59,816,504 shares outstanding as of March 21, 2005.

(2)	Based upon a Schedule 13D (Amendment No. 2) filed on October 11, 2002. InterContinental Hotels Group (formerly Six Continents PLC) shares voting and dispositive power with respect to these shares with certain of its subsidiaries.

(3)	Based upon a Schedule 13G filed on February 10, 2005. As set forth in this Schedule, Donald Smith & Co., Inc., an investment advisor, reported that it had sole voting power with respect to 5,724,000 shares, and sole dispositive power with respect to 5,818,400 shares, and that it held all of these shares on behalf of its advisory clients.

(4)	Based upon a Schedule 13G filed on February 14, 2005. As set forth in this Schedule, Barclays Global Investors, NA, a bank, and it affiliates reported that they had sole voting power with respect to 3,511,906 shares and sole dispositive power with respect to 3,863,250 shares, and that all of these shares are held by them in trust accounts for the economic benefit of the beneficiaries of those accounts.

(5)	Based upon a Schedule 13G filed on February 14, 2005. As set forth in this Schedule, NWQ Investment Management Company, LLC, an investment advisor, reported that it had sole voting power with respect to 3,715,535 shares and sole dispositive power with respect to 3,809,335 shares, and that it held all of these shares on behalf of its clients. Includes 2,674,440 shares of common stock acquirable upon the conversion of Series A preferred units of FelCor Lodging Limited Partnership, of which the company is the sole general partner.

(6)	Based upon a Schedule 13G filed on February 14, 2005. As set forth in this Schedule, the securities are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc., and the securities are held for the economic benefit of the clients of those investment advisory subsidiaries and other managed accounts.

Security Ownership of Management

The following table shows how much of our common stock, Series A Preferred Stock and Series B Preferred Stock was beneficially owned on March 21, 2005, by the executive officers named in the Summary Compensation Table beginning on page 21, each nominee and continuing director, and all directors and executive officers, as a group. Unless otherwise indicated, each person owns directly the number of shares shown after his or her name in the table below. The address of each of the persons listed below is c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, TX 75062.

				Amount and		Amount and
	Amount and			Nature of		Nature of
	Nature of			Beneficial		Beneficial
	Beneficial		Percent	Ownership of	Percent	Ownership of		Percent
Name of	Ownership of		of	Series A	of	Series B		of
Beneficial Owner	Common Stock		Class(1)	Preferred Stock	Class(1)	Preferred Stock		Class(1)

Melinda J. Bush	15,600	(2)	*	0	*	4,100		*
Thomas J. Corcoran, Jr.	657,507	(3)	1.1%	4,000	*	800		*
Richard S. Ellwood	30,300	(4)	*	0	*	0		*
Richard O. Jacobson	55,858		*	0	*	0		*
David C. Kloeppel	0		*	0	*	0		*
Charles A. Ledsinger, Jr.	17,475		*	0	*	0		*
Robert H. Lutz, Jr.	39,314	(5)	*	0	*	0		*
Robert A. Mathewson	1,165,657	(6)	1.9%	10,000	*	0		*
Donald J. McNamara	827,384	(7)	1.4%	0	*	1,800	(15)	*
Michael D. Rose	59,125	(8)	*	0	*	30,000	(16)	*
Michael A. DeNicola	80,137	(9)	*	0	*	0		*
Jack Eslick	132,806	(10)	*	0	*	0		*
June C. McCutchen	89,520	(11)	*	0	*	0		*
Lawrence D. Robinson	229,990	(12)	*	0	*	1,593	(17)	*
Richard A. Smith	135,957	(13)	*	0	*	0		*
All executive officers and Directors, as a group (18 persons)	3,819,137	(14)	6.2%	14,000	*	38,293		*

*	Represents less than 1% of the outstanding shares of such class.

(1)	Based upon 59,816,504 shares of common stock, 12,880,475 shares of Series A Preferred Stock and 6,775,800 Depository Shares representing 67,758 shares of Series B Preferred Stock outstanding as of March 21, 2005.

(2)	Includes 3,000 shares held by her IRA and 12,600 shares credited to her account in the FelCor Deferred Compensation Plan.

(3)	The shares beneficially owned by Mr. Corcoran include (i) 349,953 shares of common stock issuable pursuant to stock options that are currently exercisable or become exercisable within 60 days of March 21, 2005, (ii) 3,101 shares of common stock issuable upon the conversion of 4,000 shares of Series A preferred stock, (iii) 55,595 shares of common stock that FelCor, Inc., of which he is the sole beneficial owner, has the right to receive upon the redemption of units of limited partnership interest in FelCor Lodging Limited Partnership; (iv) 1,245 shares of common stock that Mr. Corcoran has the right to receive upon the redemption of units of limited partnership interest in FelCor Lodging Limited Partnership; (v) an aggregate of 199,811 shares of common stock issued pursuant to stock grants that vest over a four or five-year period from the date of grant, subject to the satisfaction of certain conditions, and of which 122,175 shares are fully vested or become vested within 60 days of March 21, 2005, including 34,962 shares that are held in the FelCor Deferred Compensation Plan; (vi) 1,880 shares of common stock owned by his dependent children; and (vii) 2,310 shares of common stock held by his IRA.

(4)	Includes 2,200 shares held by trusts of which Mr. Ellwood is a beneficiary and trustee and 3,000 shares held by his IRA.

(5)	Includes 15,414 shares issuable pursuant to currently exercisable stock options and 23,900 shares owned by Lutz Investments, L.P., a family partnership of which Mr. Lutz is a beneficiary.

(6)	Includes (i) an aggregate of 1,025,438 shares of common stock issuable upon redemption of FelCor Lodging Limited Partnership units held by corporations of which Mr. Mathewson is the President, a director and stockholder, (ii) 7,752 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock, and (iii) 12,000 and 106,945 shares of common stock held by RGC Leasing, Inc. and RGC, Inc., respectively, of which entities Mr. Mathewson serves as President and is a stockholder.

(7)	Includes (i) 250 shares of common stock held by his IRA, (ii) 667 shares of common stock held by his Self Employer Plan and (iii) 16,184 shares held by partnerships for the benefit of certain members of Mr. McNamara’s family. Mr. McNamara does not have investment control over the partnerships and disclaims any beneficial ownership of the shares held by them.

(8)	Includes (i) 21,600 shares owned by a trust for which Mr. Rose is the trustee, (ii) 21,275 shares owned by a corporation controlled by Mr. Rose, (iii) 750 shares owned by Mr. Rose’s spouse, and (iv) 15,500 shares credited to his account in the FelCor Deferred Compensation Plan.

(9)	Includes (i) 50,137 shares issued pursuant to stock grants, which vest over a four or five-year period from the date of grant, subject to the satisfaction of certain conditions, and of which 19,950 shares are fully vested or become vested within 60 days of March 21, 2005, including 8,646 shares held in the FelCor Deferred Compensation Plan, and (ii) 30,000 shares issuable pursuant to stock options that are currently exercisable or become exercisable within 60 days of March 21, 2005.

(10)	Includes (i) 66,242 shares issued pursuant to stock grants, which vest over a four or five-year period from the date of grant, subject to the satisfaction of certain conditions, and of which 46,269 shares are fully vested or become vested within 60 days of March 21, 2005, including 30,580 shares held in the FelCor Deferred Compensation Plan, and (ii) 66,564 shares issuable pursuant to stock options that are currently exercisable or become exercisable within 60 days of March 21, 2005.

(11)	Includes (i) 44,716 shares issued pursuant to stock grants, which vest over a four or five-year period from the date of grant, subject to the satisfaction of certain conditions, and of which 24,241 shares are fully vested or become vested within 60 days of March 21, 2005, including 12,600 shares that are held in the FelCor Deferred Compensation Plan, and (ii) 44,804 shares issuable pursuant to stock options that are currently exercisable or become exercisable within 60 days of March 21, 2005.

(12)	Includes (i) 89,988 shares issued pursuant to stock grants, which shares vest over a four or five-year period from the date of grant, subject to the satisfaction of certain conditions, and of which 57,366 shares are fully vested or become vested within 60 days of March 21, 2005, including 34,251 shares that are held in the FelCor Deferred Compensation Plan, (ii) 137,262 shares issuable pursuant to stock options that are currently exercisable or become exercisable within 60 days of March 21, 2005, and (iii) 2,740 shares held by his IRA.

(13)	Includes 135,957 shares issued pursuant to stock grants, of which 35,957 vested on January 1, 2005, and the remainder of which vest over a five-year period from January 1, 2005, at 20% annually.

(14)	Represents 18 persons and includes (i) 766,298 shares of common stock issuable pursuant to the exercise of stock options that are currently exercisable or become exercisable within 60 days of March 21, 2005, (ii) 10,853 shares of common stock issuable upon conversion of 14,000 shares of Series A Preferred Stock, (iii) 56,840 shares of common stock that Mr. Corcoran has the right to receive upon the redemption of units of limited partnership interest in FelCor Lodging Limited Partnership, and (iv) 450,894 shares of common stock issued to executive officers pursuant to stock grants, of which 270,001 shares are fully vested or become vested within 60 days of March 21, 2005.

(15)	Represents (i) 1,000 shares of Series B preferred Stock held by his IRA and (ii) 800 shares of Series B preferred stock held by his Self Employer Plan.

(16)	Represents shares held by a corporation controlled by Mr. Rose.

(17)	Represents shares of Series B preferred stock held by Mr. Robinson’s IRA.

MANAGEMENT

Executive Officers

Our current executive officers, their ages, positions held and tenure are set forth in the table below.

			Officer
Name	Age	Position(s) With FelCor	Since

Thomas J. Corcoran, Jr.	56	President, Chief Executive Officer and Director	1994

Michael A. DeNicola	46	Executive Vice President and Chief Investment Officer	2001

Richard A. Smith	42	Executive Vice President and Chief Financial Officer	2004

Lawrence D. Robinson	61	Executive Vice President, General Counsel and Secretary	1996

Jack Eslick	53	Senior Vice President, Director of Asset Management	1996

Lester C. Johnson	52	Senior Vice President, Controller and Principal Accounting Officer	1995

June C. McCutchen	49	Senior Vice President, Director of Design and Construction	1995

Larry J. Mundy	54	Senior Vice President, Director of Administration and Business Initiatives and Assistant General Counsel	1998

Andrew J. Welch	43	Senior Vice President and Treasurer	1998

Business Experience of Executive Officers

Information concerning the business experience of Thomas J. Corcoran, Jr. is set forth above under “Election of Directors — Nominees for Election as Class II Directors.”

Michael A. DeNicola joined FelCor in December 2001, as its Executive Vice President and Chief Investment Officer. Mr.

DeNicola has more than 20 years experience in the hospitality industry. Prior to joining FelCor, he was a Principal and the Head of the Lodging and Leisure Group for Lend Lease Real Estate Investments. From 1992 to 2000, Mr. DeNicola held a number of leadership positions with Carlson Hospitality Worldwide, including Executive Vice President of Carlson Vacation Ownership, Senior Vice President of Planning, Mergers and Acquisitions, and

Vice President of Operations. Prior to 1992, he served as Senior Manager and Director of Hospitality Services for Kenneth Leventhal and Company and Vice President of Hotel Investments for VMS Realty Partners.

Richard A. Smith began work at FelCor in November 2004, as its Executive Vice President and Chief Financial Officer. Mr. Smith previously served as Executive Vice President and Chief Financial Officer of Wyndham International since April 2000. Mr. Smith joined Wyndham International in September 1999 as Senior Vice President and Treasurer, overseeing capital market activity, corporate banking relationships, cash management, risk management and debt compliance. Prior to his tenure at Wyndham International, Mr. Smith was Vice President, Corporate Finance at Starwood Hotels & Resorts Worldwide, Inc. He also previously worked for Atlantic Richfield Company and Coopers & Lybrand. He was licensed as a CPA in Tennessee and in California in 1993.

Lawrence D. Robinson, served as Senior Vice President, General Counsel and Secretary of FelCor from May 1996 to March 2001, when he was named Executive Vice President, General Counsel and Secretary. From 1972 to 1989, Mr. Robinson was a partner in the Kansas City-based law firm of Stinson, Mag & Fizzell, for which he founded and managed a Dallas, Texas office from 1982 to 1989. From 1989 through April 1996, Mr. Robinson was a partner in the Houston-based law firm of Bracewell & Patterson, L.L.P., where he served as the managing partner of its Dallas office until 1992, as the head of that office’s corporate and securities law section and as chairman of its firm-wide hospitality group.

Jack Eslick joined FelCor in April 1996 as its Vice President, Director of Asset Management. He was named Senior Vice President, Director of Asset Management in

1998. Mr. Eslick has more than 20 years experience in hotel operations. From April 1991 until he joined FelCor, Mr. Eslick served as Vice President of Operations of Promus Hotel Corporation, where he had direct responsibility for all operations in a region that grew from 14 hotels to 26 hotels. Prior to April 1991, he served in various capacities with Holiday Inns, Inc., including serving as general manager of various hotels and as a Regional Director of Operations.

Lester C. Johnson, who was named Senior Vice President and Controller in March 2001, joined FelCor in September 1995, as its Vice President and Controller. Prior to joining FelCor, Mr. Johnson held various positions with Integra — A Hotel and Restaurant Company and ShowBiz Pizza Time, Inc. (now CEC Entertainment, Inc.) from 1981 to 1995. He served as the Vice President and Controller of Integra from 1991 to 1995.

June C. McCutchen joined FelCor in October 1995, as Vice President, Director of Design and Construction, and was named Senior Vice President, Director of Design and Construction in 1998. Prior to her engagement by FelCor, she was an Account Executive for Hospitality Restoration & Builders, Inc. From 1992 to 1994, she was Project Manager for American General Hospitality, Inc. where she managed all capital improvement work for more than 35 properties. Prior to 1992, Ms. McCutchen was Project Manager for Hilton Hotels, Inc. from 1987 to 1992, and prior to 1987, she served as design coordinator and purchasing manager for Embassy Suites, Inc.

Larry J. Mundy joined FelCor in January 1998, as Senior Vice President, Director of Administration and Business Initiatives, and was also named Assistant General Counsel in December 2001. From 1995 until he joined FelCor, he was Vice President of Franchise Development for Motel 6®. From

1987 to 1995, he was Vice President of Development in the South/Southeast for Hilton Hotels Corporation and prior to 1987 he served as corporate counsel for Residence Inns, Inc. and Embassy Suites, Inc.

Andrew J. Welch joined FelCor in July 1998, as its Vice President and Treasurer. He was named Senior Vice President and Treasurer in March 2001. Prior to joining FelCor, Mr. Welch had served as Vice President and Treasurer of Bristol Hotel Company from August 1997. For 13 years prior to joining Bristol, Mr. Welch was responsible for originating investment banking and corporate banking business for Bank of America, N.A. and Citibank, N.A.

Terms of Office and Relationships

Our officers are elected annually by our Board of Directors at a meeting held following each annual meeting of stockholders, or as soon thereafter as necessary and convenient in order to fill vacancies or newly created offices. Each officer holds office until his successor is duly elected and qualified or, if earlier, until his retirement, death, resignation or removal. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever, in its judgment, our best interests will be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed.

There are no family relationships among any of our current directors or executive officers. Except as described under “Election of Directors” above, none of our director nominees or continuing directors hold directorships in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or pursuant to Section 15 (d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

There are no arrangements or understandings between any nominee for election as a director or officer and any other person pursuant to which that director was nominated or officer was selected.

Executive Compensation Tables

The following tables show the compensation of our Chief Executive Officer and our four other most highly paid executives. See the Compensation Committee Report beginning on page 23 for an explanation of our compensation philosophy.

SUMMARY COMPENSATION TABLE
Long Term

		Annual Compensation					Compensation Awards
							Securities
				Other Annual	Restricted		Underlying	All Other
				Compensation	Stock		Options/	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	Awards($)(2)		SARs(#)	($)(18)

Thomas J. Corcoran, Jr.	2004	444,101	355,281	None	842,120	(3)	None	19,500
President and Chief Executive	2003	431,166	None	None	107,439	(4)	None	18,000
Officer	2002	422,712	None	None	105,546	(5)	None	16,500

Lawrence D. Robinson	2004	323,375	258,700	None	306,600	(6)	None	19,500
Executive Vice President,	2003	313,956	21,700	None	78,222	(7)	None	18,000
General Counsel & Secretary	2002	307,800	38,213	None	76,851	(8)	None	16,500

Michael A. DeNicola	2004	269,479	244,461	None	255,500	(9)	None	19,500
Executive Vice President and	2003	261,630	225,394	None	65,199	(10)	None	18,000
Chief Investment Officer	2002	256,500	31,844	None	64,040	(11)	None	82,006

June C. McCutchen	2004	233,712	196,849	None	173,480	(12)	None	18,000
Senior Vice President, Director	2003	222,051	58,288	None	55,328	(13)	None	18,000
of Design and Construction	2002	217,697	27,027	None	54,352	(14)	None	16,500

Jack Eslick	2004	227,051	181,640	None	168,420	(15)	None	19,500
Senior Vice President and	2003	215,583	63,117	None	53,725	(16)	None	18,000
Director of Asset Management	2002	211,356	26,239	None	52,773	(17)	None	16,500

(1)	The aggregate amount of perquisites and other personal benefits, securities or property, did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(2)	There were 174,612 shares of restricted stock awarded to the above-named officers during the 2004 fiscal year. Holders of restricted stock are entitled to vote and receive dividends on such shares from the date of the grant. The amount reported in this table represents the market value of the shares awarded on the date of the grant, determined by the closing price of the common stock on such date, without giving effect to the diminution of value attributable to the restrictions on such stock. As of December 31, 2004, the aggregate unvested restricted stock holdings by the named executive officers consisted of 271,349 shares, with a then current aggregate market value of $3,975,263, as follows: Mr. Corcoran, 114,169 shares ($1,672,576 in value); Mr. Robinson, 50,888 shares ($745,509 in value); Mr. DeNicola, 38,491 shares ($563,893 in value); Ms. McCutchen, 34,339 shares ($503,066 in value); and Mr. Eslick, 33,462 shares ($490,218 in value).

(3)	Represents an award of 84,212 shares of restricted stock on April 30, 2004, which becomes vested based on performance, over a four year period at a rate of up to 25% per year. The value is based on the closing price of the common stock on the date of grant of $10.00 per share.

(4)	Represents an award of 9,785 shares of restricted stock on January 23, 2003, which becomes vested over a five year period at the rate of 20% per year. The value is based on the closing price of the common stock on the date of grant of $10.98 per share.

(5)	Represents an award of 6,014 shares of restricted stock on January 24, 2002, which becomes vested over a five year period at the rate of 20% per year. The value is based on the closing price of the common stock on the date of grant of $17.55 per share.

(6)	Represents an award of 30,660 shares of restricted stock on April 30, 2004, which becomes vested based on performance, over a four year period at a rate of up to 25% per year. The value is based on the closing price of the common stock on the date of grant of $10.00 per share.

(7)	Represents an award of 7,124 shares of restricted stock on January 23, 2003, which becomes vested over a five year period at the rate of 20% per year. The value is based on the closing price of the common stock on the date of grant of $10.98 per share.

(8)	Represents an award of 4,379 shares of restricted stock on January 24, 2002, which becomes vested over a five year period at the rate of 20% per year. The value is based on the closing price of the common stock on the date of grant of $17.55 per share.

(9)	Represents an award of 25,550 shares of restricted stock on April 30, 2004, which becomes vested based on performance, over a four year period at a rate of up to 25% per year. The value is based on the closing price of the common stock on the date of grant of $10.00 per share.

(10)	Represents an award of 5,938 shares of restricted stock on January 23, 2003, which becomes vested over a five year period at the rate of 20% per year. The value is based on the closing price of the common stock on the date of grant of $10.98 per share.

(11)	Represents an award of 3,649 shares of restricted stock on January 24, 2002, which becomes vested over a five year period at the rate of 20% per year. The value is based on the closing price of the common stock on the date of grant of $17.55 per share.

(12)	Represents an award of 17,348 shares of restricted stock on April 30, 2004, which becomes vested based on performance, over a four year period at a rate of up to 25% per year. The value is based on the closing price of the common stock on the date of grant of $10.00 per share.

(13)	Represents an award of 5,039 shares of restricted stock on January 23, 2003, which becomes vested over a five year period at the rate of 20% per year. The value is based on the closing price of the common stock on the date of grant of $10.98 per share.

(14)	Represents an award of 3,097 shares of restricted stock on January 24, 2002, which becomes vested over a five year period at the rate of 20% per year. The value is based on the closing price of the common stock on the date of grant of $17.55 per share.

(15)	Represents an award of 16,842 shares of restricted stock on April 30, 2004, which becomes vested based on performance, over a four year period at a rate of up to 25% per year. The value is based on the closing price of the common stock on the date of grant of $10.00 per share.

(16)	Represents an award of 4,893 shares of restricted stock on January 23, 2003, which becomes vested over a five year period at the rate of 20% per year. The value is based on the closing price of the common stock on the date of grant of $10.98 per share.

(17)	Represents an award of 3,007 shares of restricted stock on January 24, 2002, which becomes vested over a five year period at the rate of 20% per year. The value is based on the closing price of the common stock on the date of grant of $17.55 per share.

(18)	These amounts represent our contributions to the FelCor Employee Savings and Investment Plan in an amount of up to $19,500 in 2004, $18,000 in 2003, and $16,500 in 2002, for each executive officer, and in the case of Mr. DeNicola, a moving allowance of $65,506, paid to him in connection with the commencement of his employment. The executive officers receive health and disability insurance benefits, which do not exceed 10% of their respective salaries. These benefits are also made available to our other employees.

No stock options or stock appreciation rights were granted to any of our named executive officers during the 2004 fiscal year. The unexpired stock options to purchase common stock held by our named executive officers at December 31, 2004, are summarized in the table below.

FISCAL YEAR END OPTION VALUES

	Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options at		In-the-Money Options at
	December 31, 2004		December 31, 2004(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas J. Corcoran, Jr.	349,953	0	$0	$0
Lawrence D. Robinson	137,262	25,000	$0	$0
Michael A. DeNicola	30,000	20,000	$0	$0
June C. McCutchen	44,804	20,000	$0	$0
Jack Eslick	66,564	20,000	$0	$0

(1)	The option exercise price for all outstanding options was greater than the closing sale price of the common stock on the New York Stock Exchange on December 31, 2004, which was $14.65 per share.

Compensation Committee Report

Compensation Philosophy

We, the Compensation Committee, work with senior management to develop and implement our executive compensation philosophy. Historically, our philosophy on executive compensation had been to provide a base cash compensation close to the average of other equity hotel REITs, and to provide additional incentive compensation in the form of discretionary cash bonuses and grants of restricted stock based on the realization of stated objectives, such as acquisitions, financings, renovations, improvements in funds from operations and other similar criteria expected to result in improvements in total stockholder return.

During the 2000 to 2004 period, our compensation program consisted of a base salary, a cash bonus component and a long-term incentive element, in the form of grants of restricted stock. The cash bonus component for all executive officers was tied, in whole or in part, to corporate performance and, for certain officers, in part to the achievement of specific objectives within their control. The amount of cash bonuses was determined based upon the attainment of one of three levels of performance.

We believe that the award of significant incentive compensation in the form of restricted stock provides management with incentives consistent with the interests of stockholders. As a result of this philosophy, executive compensation may be at or below other equity hotel REITs during periods of average performance and above that of the competitive set during periods of above average growth or performance.

Our historical compensation philosophy was based, in part, upon a compensation study that we reviewed in February 2000. We have determined that, given the dramatic changes that have occurred in the lodging industry since 2000, it was appropriate to re-examine this philosophy in light of those changes. Accordingly, we requested a new compensation study, which was completed in the second quarter of 2004. As was the case with the earlier study, we compared the compensation paid to the company’s executive officers with the compensation paid by other companies in the company’s competitive set. The competitive set that we used to measure performance included other equity hotel REITs, particularly those whose capitalization, revenues, assets, market value and total stockholder returns are most nearly comparable to the company.

As a result of the 2004 study, we concluded that the cash compensation paid to the company’s executive officers was generally comparable to the company’s peer group; however, we needed to reevaluate our long-term compensation program. In this regard, we determined that we should focus on restricted stock grants as long-term compensation, but that the grants should be tied to some performance component. Prior to this study, our grants of restricted stock generally were subject only to a time-based vesting criteria (generally 20% per year). After reviewing various alternatives, we determined that shares of restricted stock would be granted to the company’s officers, including the company’s executive officers, based on a percentage of the base salaries of those officers (ranging from 50% to 200% of base salary). The grants will be made annually, and each grant will vest over a period of four years, subject to the satisfaction of performance criteria for that year. The performance criteria may be changed annually. For 2004, the performance criteria included three separate measures: growth in funds from operations per share; total shareholder return; and total shareholder return relative to an index. Each of these measures was weighted so that achievement of one measure provided some vesting benefit independent of achievement of the others based on its relative weighting. In addition, threshold and target goals were established for each measure. Achievement of the threshold goal was required for any shares to vest, and at that level, 50% of the shares subject to that measure would vest. Achievement of the target goal would result in 100% of these shares vesting. Achievements between threshold and target goals would be prorated.

Since REITs do not pay taxes at the corporate level, no policy has been established with respect to qualifying cash compensation paid to executive officers under Section 162(m) of the Internal Revenue Code.

Executive Compensation

During 2004, Mr. Corcoran, the company’s President and Chief Executive Officer, received a base salary of $444,101. This base cash compensation, like that paid to other executive officers, is related primarily to competitive factors and is not tied to the company’s financial performance or the achievement of specific goals. The base compensation of the company’s three highest paid executive officers was increased by 3% in 2004, over 2003, consistent with inflation, and by approximately 5% for the other named executive officers, to adjust for competitive factors.

In addition to base salary, the company’s executive officers were eligible to receive cash bonuses based upon their attainment of the performance criteria established by us for 2004. The performance criteria generally consisted of two components, the first was based upon our corporate performance and the second was based upon an individual’s attainment of certain specified objectives within their control. For the year 2004, the maximum levels were achieved for all of the performance criteria and, as a result, all of the executive officers received the maximum amount of cash bonus for which they were eligible.

It is expected that future cash bonuses, if any, paid to the company’s executive officers will be based again, in whole or in part, upon the attainment of corporate performance goals and, for certain officers, in part upon the attainment of individual objectives established by us for the year. In this regard, we are in the process of developing performance criteria for 2005 based upon performance expectations for our company and for certain individual officers in 2005. In addition, we may consider other adjustments as a result of the recent compensation study, with a view to assuring that our company remains competitive in the market for executive talent.

Our company added a new executive officer in 2004: Richard A. Smith, who became the Executive Vice President and Chief Financial Officer. The base compensation for Mr. Smith was recommended by the company’s Chief Executive Officer and approved by us in accordance with the guidelines set forth above. In addition, in connection with the commencement of his employment, we approved the grant of shares of restricted stock to Mr. Smith, as discussed below.

Long-Term Incentive Compensation

Based on the new program for restricted stock described above, we granted awards of an aggregate of 300,040 shares of restricted stock to the company’s officers in 2004, including an aggregate of 211,002 shares to the company’s executive officers. These new awards were made consistent with our belief that grants of restricted stock should be a significant component of compensation for executive officers, notwithstanding the committee’s recognition that grants of restricted stock are not as meaningful given the current lack of dividend payments on company common stock. We expect to make annual grants of restricted stock in accordance with the long-term compensation policy that we adopted following the 2004 compensation study. Because the annual grants are expected to be based on an established formula, we expect to exercise discretion in deviating from this formula only in unusual circumstances. We have not yet made grants of restricted stock in 2005, as we are in the process of developing performance criteria for 2005 that will be applicable to shares of restricted stock that are scheduled to vest in 2006.

In addition to these annual grants, we approved a one-time grant of 150,000 shares of restricted stock to Mr. Smith in connection with his employment. These shares are subject to time-based vesting only, as follows: 50,000 shares vested on January 1, 2005; and 20,000 shares vest on January 1 of each year from 2006 to 2010.

We are mindful of the impact that our compensation decisions may have upon the obligations of the company under the change in control and severance agreements, which are described below.

Employment Arrangements

The company has entered into an employment agreement with Mr. Corcoran that continues in effect until December 31, 2005, and automatically renews for successive one-year terms, unless otherwise terminated. Under this agreement, Mr. Corcoran serves as the President and Chief Executive Officer of our company. The agreement provides that Mr. Corcoran be paid a salary in excess of a stated minimum and that a comprehensive medical plan be maintained for the benefit of Mr. Corcoran and his dependents. None of the company’s other officers has an employment agreement.

The company has entered into change in control and severance agreements with each of its executive officers and certain other key employees. Each of these agreements currently extends until December 31, 2005, and will automatically renew for successive one-year terms, unless terminated. In the event of a potential change in control, each covered employee agrees to remain in the company’s employ until the earlier of one year following the “potential change in control” or six months following an actual “change in control.” Following a “change in control,” if a covered employee’s employment is terminated by the company other than for disability, retirement, or “cause” (or by the employee for “good reason”), then the employee will be entitled to (i) the immediate vesting of all stock options, awards of restricted stock and other benefits previously awarded or credited to his account and (ii) a lump sum severance payment of between 2.99 and 0.5 times the employee’s average total annual compensation over the past three years. The company will be required to “gross-up” the severance payment to cover excise taxes on the benefits, thereby providing such benefits to the employee on a net basis, after payment of any such excise taxes.

The company also maintains a 401(k) Plan, health insurance and other benefits generally available to all employees. It makes “matching” contributions to the 401(k) Plan equal to 150% of amounts contributed by participating employees, subject to specified limits. The company also provides a deferred compensation plan that is available only to directors and qualifying employees. The company makes no matching or other contribution to the deferred compensation plan, other than the payment of its operating and administrative expenses.

This report has been furnished by the current members of the Compensation Committee.

Michael D. Rose	Melinda J. Bush
Richard O. Jacobson	Robert A. Mathewson
Robert H. Lutz, Jr.

Compensation Committee Interlocks and Insider Participation

Each of the above-named members of the Compensation Committee is independent in accordance with the listing standards of the NYSE and has no relationship with our company requiring disclosure under regulations promulgated by Securities and Exchange Commission.

Certain Relationships and Related Transactions

Management Agreements

The management agreements we entered into with InterContinental Hotels Group, or IHG (formerly Six Continents Hotels), in exchange for the 88 leases we acquired from them on July 1, 2001, generally have initial terms of 12 to 17 years, provide for both management services and the use of the brand name, and provide for the payment of a base fee to IHG of 2% of the adjusted gross revenues and 5% of the room revenues of each hotel managed. In addition, IHG may receive, as an incentive fee, a percentage of hotel profits in excess of specified returns to us on our investment in the hotels.

The original management agreements provide that, in the event of the early termination of one of these management agreements by us, we may be obligated to pay IHG a substantial replacement fee and/or liquidated damages. However, if the early termination occurs as a result of the sale of a managed hotel, no liquidated damages will be payable by us if we reinvest the net proceeds of the sale in one or more hotels licensed and managed by IHG within one year of the date of sale.

To facilitate our sale of non-strategic hotels, in September 2003, we completed an amendment to the IHG management agreement covering 78 of our hotels, pursuant to which we extended the term of the management contracts on 27 hotels from 2013 to 2018 and, in exchange, we received from IHG a liquidated damage credit of $25 million to apply to the satisfaction of liquidated damages otherwise payable to IHG upon the sale of certain IHG managed hotels. We agreed that the proceeds of hotel sales for which the credit was utilized would be applied to the reduction of our debt. In the fourth quarter of 2004, we utilized the remaining balance of the $25 million liquidated damages credit available to us. As a result of the full utilization of this credit, we are again required to reinvest the proceeds from the further sale of IHG managed hotels in other hotels to be managed by IHG or pay substantial termination fees. Termination fees, stated in terms of liquidated damages for the termination of the management agreement, vary by hotel, depending upon the remaining term of the applicable management agreement, and are based upon a multiple of the trailing 12 months’ management fees paid to IHG. The multiples for 2005, range from 6.0 to 8.7 times the past year’s management fees and decline annually through the term of the agreement. No termination fee or liquidated damages will be incurred by us if we timely reinvest the net proceeds from the sale of an IHG managed hotel in an approved substitute hotel to be managed by IHG under the master management agreement. As of March 1, 2005, we had an unsatisfied reinvestment obligation of $17 million. If we do not fulfill this reinvestment obligation within 12 months of the date of sale, we will be required to pay liquidated damages to IHG aggregating $5.3 million. Additionally, until the earlier of either our satisfaction of the reinvestment requirement, or the payment of liquidated damages, we are required to pay monthly termination fees of $57,000 (based on the hotels we have sold through March 1, 2005), which payments will be offset against any liquidated damages payable with respect to these properties. In addition, 13 of the 18 remaining hotels previously identified for sale are managed by IHG and subject to the reinvestment obligations in the event they are sold. We will incur additional reinvestment obligations of approximately $76 million if these hotels are sold at currently estimated prices or, if the proceeds of sale are not so reinvested, we will incur approximately $19 million in additional liquidated damages for which we would be liable to IHG.

IHG also receives various fees from us for other services, including accounting, marketing, reservation system and technology services. In the aggregate, we paid IHG and its affiliates management and other fees of approximately $51 million during 2004.

As of March 21, 2005, IHG was the beneficial owner of 16.8% of our outstanding common stock.

Sharing of Offices and Employees

We share our executive offices and certain employees with FelCor, Inc., an entity controlled by Mr. Corcoran. FelCor, Inc. bears its share of the costs thereof, including an allocated portion of the rent, salaries of certain personnel, office supplies, telephones and depreciation of office furniture, fixtures and equipment. Any allocation of these shared expenses to us must be approved by a majority of our independent directors. During 2004, FelCor, Inc. paid approximately $50,000 of such expenses, and we bore the balance of such expenses. Mr. Corcoran’s salary is paid solely by us, and he receives no salary from FelCor, Inc. Mr. Corcoran is the President, Chief Executive Officer and a director of our company and also serves as a director (or manager) and the President of FelCor, Inc. For a description of Mr. Corcoran’s employment agreement and of the change in control and severance agreements between us and our executive officers and certain other key employees, please see the discussion under “Employment Arrangements” in the Compensation Committee Report, beginning on page 23.

Loan to Executive Officer

As an inducement to Mr. DeNicola to accept employment as our Executive Vice President and Chief Investment Officer in November 2001, a subsidiary of ours agreed to extend credit to him of up to $150,000. Mr. DeNicola has borrowed $150,000 under this arrangement. The loan is secured by a second mortgage on Mr. DeNicola’s home, bears interest at annual rate equal to 90-day LIBOR plus 3.25% and matures on January 15, 2007. Mr. DeNicola made principal payments of $5,000 in January 2003, $10,000 in January 2004 and $10,000 in January 2005, in each case plus accrued interest, and is obligated to make a principal payment of $10,000, plus accrued interest, in January of each succeeding year until maturity.

Consulting Agreement

During 2004, we retained the services of the spouse of June C. McCutchen, our Senior Vice President, Director of Design and Construction, as a consultant for assistance with our information technology systems.

The consultant performs these services pursuant to an agreement that expires on April 30, 2005. The consultant is paid an hourly fee for services rendered and is reimbursed for his out-of-pocket expenses. The consultant was not paid any amounts under this contract during 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires officers and directors, and persons who beneficially own more than 10% of our stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies furnished to us and representations from the officers and directors, we believe that all Section 16(a) filing requirements for the year ended December 31, 2004, applicable to our officers, directors and greater than 10% beneficial owners were satisfied, except that June C. McCutchen, our Senior Vice President, Director of Design and Construction, was late in filing three Forms 4, each of which reported a sale of shares of our common stock.

Based on written representations from the officers and directors, we believe that all Forms 5 for directors, officers and greater than 10% beneficial owners that have been filed with the SEC are the only Forms 5 required to be filed for the period ended December 31, 2004.

Report of the Audit Committee

The Audit Committee currently consists of four directors and operates under a written charter adopted by the Board of Directors. We consider all members to be independent as defined by the NYSE listing standards. Management is responsible for our internal controls and the financial reporting process. PwC, our independent registered public accounting firm, are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee’s responsibility is to monitor and oversee the financial reporting process.

In this context, the Audit Committee reviewed and discussed with management and PwC the audited consolidated financial statements for the year ended December 31, 2004, management’s assessment of the effectiveness of the company’s internal control over financial reporting and PwC’s evaluation of the company’s internal control over financial reporting. The Audit Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards Nos. 61, 89 and 90 (Codification of Statements on Auditing Standards, AU §380).

The Audit Committee received from PwC the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PwC the issue of its independence from the company. The Audit Committee also concluded that PwC’s provision of audit and non-audit services to the company and its affiliates is compatible with PwC’s independence.

Based on the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and PwC noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2004.

This report has been furnished by the current members of the Audit Committee.

Charles A. Ledsinger, Jr.
Richard S. Ellwood
David C. Kloeppel
Robert A. Mathewson

STOCK PERFORMANCE GRAPH

Annual total returns to our common stockholders are shown in the performance graph appearing below. The graph shows the relative investment performance of our common stock, the S&P 500 and the Bloomberg Hotel REIT Index from December 31, 1999, through December 31, 2004.

Five-Year Cumulative Total Return

Value of $100 Invested at December 31, 1999

	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004
FelCor Lodging Trust Incorporated	100.0	150.7	117.6	82.5	84.1	108.9
S&P500 Total Return	100.0	90.9	80.1	62.4	80.3	89.0
Bloomberg Hotel REIT Index	100.0	144.0	134.8	132.8	174.8	231.4

PROPOSAL 2 — APPROVAL OF 2005 RESTRICTED STOCK
AND STOCK OPTION PLAN

General

The 2005 Restricted Stock and Stock Option Plan, or the 2005 Plan, authorizes the Compensation Committee to award stock options or restricted stock to qualifying employees and directors.

The Board has approved, and recommends to our stockholders that they adopt, the 2005 Plan. The Board believes adoption of the 2005 Plan will provide us with necessary flexibility to provide incentives to attract and retain qualified officers, directors and key employees, upon whose judgment we are largely dependent. As provided in the Report of the Compensation Committee set forth earlier in this Proxy Statement, the Compensation Committee has adopted a long-term incentive compensation program that focuses on the grant of shares of restricted stock, which vest based upon the satisfaction of pre-determined performance criteria. In addition, the Restricted Stock and Stock Option Plan covering an aggregate of 450,000 shares, which was adopted in 1994, expired in 2004, and the Restricted Stock and Stock Option Plan covering an aggregate of 1,500,000 shares, which was adopted in 1995, will expire this year. For this reason, and in order to continue to implement the long-term compensation program adopted by the Compensation Committee, the adoption of the 2005 Plan by our stockholders is being requested.

Approval of the 2005 Plan requires the affirmative vote of a majority the shares present in person or by proxy and entitled to vote at a meeting at which a quorum exists. For this purpose, an abstention will have the same effect as a vote against approval of the 2005 Plan. Broker non-votes will not be counted as a vote either for or against the approval of the 2005 Plan and will not be counted in determining the number of shares entitled to vote on the 2005 Plan.

The following table sets forth as of December 31, 2004, information concerning our existing equity compensation plans, including the number of shares issuable and available for issuances under our existing plans, options, warrants and rights; weighted average exercise price of outstanding options, warrants and rights; and the number of securities remaining available for future issuance.

Equity Compensation Plan Information

	Number of shares to
	be issued upon	Weighted average
	exercise of	exercise price of
	outstanding	outstanding	Number of shares
	options, warrants	options, warrants	remaining available
Plan category	and rights	and rights	for future issuance
Equity compensation plans approved by security holders:			695,787	(2)
Stock Options	1,478,760	$24.72
Unvested Restricted Stock	629,455
Equity compensation plans not approved by security holders (1):	1,000,000	—	1,000,000

Total	3,108,215		1,695,787

(1)	Being submitted to stockholders for adoption at this meeting.

(2)	Includes 360,044 shares available at December 31, 2004, under a plan that will expire November 1, 2005.

Description of the 2005 Plan

The following summarizes certain significant aspects of the 2005 Plan. This summary is not intended to be complete and is subject in all respects to the terms of the 2005 Plan, a complete copy of which is included as Appendix A to this Proxy Statement.

Share Authorization. The 2005 Plan provides for the grant of stock options to purchase a specified number of shares of our common stock, or Options, or grants of shares of our common stock, or Restricted Shares. Grants of Restricted Shares may be made as performance awards. Under the 2005 Plan, the total number of shares available for grant is equal to 1,000,000 shares of our common stock, which may be grants of Options or Restricted Shares, provided, however, that no officer of the Company or other person whose compensation may be subject to the limitations on deductibility under Section 162(m) of the Code shall be eligible to receive awards pursuant to this Plan in excess of 250,000 shares of Common Stock in any fiscal year. Upon the occurrence of certain extraordinary events, the Board or the Compensation Committee may make such adjustments in the aggregate number and kind of shares reserved for issuance, the number and kind of shares covered by outstanding awards and the exercise prices specified therein as may be determined to be appropriate. The Compensation Committee, however, may not, without stockholder approval, effect a repricing of any outstanding Options under the 2005 Plan.

Purpose and Administration. The Board has approved the 2005 Plan to provide incentives to attract and retain independent directors, executive officers and key employees. The 2005 Plan is administered by the Compensation Committee or, in the case of grants to independent directors, by the Board. The Compensation Committee generally has the authority, within limitations set forth in the 2005 Plan,

•	to establish rules and regulations concerning the 2005 Plan,

•	to determine the persons to whom Options and Restricted Shares may be granted,

•	to fix the number of shares of our common stock to be covered by each Option and the number of Restricted Shares granted (and whether any of the Restricted Shares will be performance awards), and

•	to set the terms and provisions of each grant of Options or Restricted Shares to be granted.

Eligibility. Participants in the 2005 Plan may be employees (including officers and directors who are also employees) of us or our subsidiaries or affiliates (including partnerships) or independent directors designated by the Compensation Committee.

Options. Options granted under the 2005 Plan may be incentive stock options, or ISOs, under Section 422 of the Code or non-qualified Options, at the discretion of the Compensation Committee. The 2005 Plan provides that the exercise price of Options will be fixed by the Compensation Committee on the date of grant; however, the exercise price of all Options must be not less than the fair market value of a share of our common stock on the date of the grant. In the case of an ISO granted to any person who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of our stock, or Ten Percent Owner, the option price will not be less than 110% of the fair market value of a share of our common stock on the date of grant. Each Option must expire within ten years from the date of the grant, except that any ISO granted to a Ten Percent Owner must expire within five years from the date of the grant. Moreover, Options granted under the 2005 Plan will not be ISOs to an individual participant to the extent that the aggregate fair market value of the shares of our common stock with respect to which such Options under the 2005 Plan (or under any other plan maintained by us or a subsidiary of ours) first become exercisable by such participant in any year exceeds $100,000, and instead such excess portion (if any) will be a validly granted non-qualified Option.

No Option may be exercised within six months after the date of grant, unless otherwise provided in the instrument evidencing the Option, or in such circumstances where exercise would violate Federal or State securities laws. Options will be non-transferable and non-assignable; provided, however, that the estate of a deceased holder can exercise Options. Options generally will be exercisable by the holder of the Option subject to terms fixed by the Compensation Committee. The right of any participant to exercise an Option may not be transferred in any way other than by will or the laws of descent and distribution.

Restricted Stock Awards. The 2005 Plan also permits the Compensation Committee to grant Restricted Shares. Restricted Shares will be subject to the terms and conditions imposed by the Compensation Committee. Except for such restrictions on transfer as the Compensation Committee may impose, the participants have all the rights of a holder of shares of our common stock as to such Restricted Shares, including the right to vote the shares and the right to receive any cash distributions. Except as provided by the Compensation Committee at the time of grant or otherwise, upon termination of employment for any reason during the restriction period, all unvested shares will be forfeited by the participant.

Performance Awards. The Compensation Committee in its sole discretion may award Restricted Shares to Participants in the form of a “performance award” under the 2005 Plan on such terms and conditions, and with such performance criteria (as discussed below) as the Compensation Committee determines in its sole discretion. Performance awards will be based upon evaluation of a variety of performance factors which are to be determined and established by the Compensation Committee not later than the earlier of 90 days after the start of the performance period, or the date on which 25% of the performance period is completed, and provided that such performance period shall not be less than six months. In setting the performance criteria the Compensation Committee will use any or all of the following: (i) general corporate performance measures based on increases in earnings, earnings per share, EBITDA, FFO, RevPAR, revenues, operating margins, cash flow, share price performance, return on equity and total shareholder return, (ii) departmental or business unit measures based on economic value added, increased efficiencies and achievement of budgetary objectives, (iii) accomplishment of specified mergers, acquisitions, dispositions, capital expenditures, significant debt restructurings and other capital transactions, and corporate transactional objectives, (iv) demonstration of relative technical, commercial and leadership attributes and (v) similar performance factors.

Termination and Amendment. No Option shall be granted and no Restricted Shares may be awarded under the 2005 Plan on or after February 18, 2015. The Board may amend any award previously granted, prospectively or retroactively. No such amendment may impair the rights of any participant under any award without the consent of such participant. The 2005 Plan may be terminated and may be modified or amended by the Board at any time; however, (i) any modification or amendment either increasing the aggregate number of shares that may be issued under the plan, extending the term of the plan or materially modifying the requirements as to eligibility to receive awards, is subject to stockholder approval within one year of the adoption of such amendment; and (ii) no such termination, modification or amendment of the 2005 Plan will alter or affect the terms of any then outstanding awards without the consent of the holders thereof, except in the event of the cancellation of unexercised Options, following written notice, in connection with certain mergers or consolidations involving the company.

Federal Income Taxes. No income is recognized by a participant in the 2005 Plan at the time an Option is granted. If the Option is an ISO, no income will be recognized upon the participant’s exercise of the Option, but income is recognized by a participant when he disposes of shares acquired under an ISO before meeting certain Code based holding period requirements, and will receive income taxable as capital gain if he disposes of the shares after meeting the applicable holding period requirements. The exercise of a nonqualified Option generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares’ fair market value and the Option price.

A participant will recognize income on account of a Restricted Shares award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the participant is equal to the fair market value of the shares of our common stock received on that date.

A participant will recognize income on account of a Restricted Shares award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the participant is equal to the fair market value of the shares of our common stock received on that date.

A participant who has been awarded a performance award does not realize taxable income at the time of the grant, but does recognize ordinary income at the time the award is paid equal to the fair market value of shares (if any) delivered.

The ordinary income recognized by an participant from the exercise of a nonqualified Option and the income resulting from the vesting of Restricted Shares is considered supplemental wages and the employer (either FelCor or an affiliate) is required to withhold, and the employer and the participant are required to pay applicable employment taxes, on such ordinary income, and the employer will be entitled to claim a federal income tax deduction on account of all such amounts of ordinary income. In addition, while not subject to withholding or employment taxes, the ordinary income resulting from the early disposition of ISO shares is deductible by the employer.

The Board of Directors recommends a vote “FOR” the adoption of the 2005 Plan.

PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

PricewaterhouseCoopers LLP, or PwC, served as our independent registered public accounting firm during 2004 and has been selected to serve in that capacity for 2005, unless the Audit Committee of the Board of Directors subsequently determines that a change is desirable. While stockholder ratification is not required for the selection of PwC as our independent registered public accounting firm, because the Audit Committee has the ultimate responsibility for the selection of our independent registered public accounting firm, the selection is being submitted for ratification at the 2005 Annual Meeting of Stockholders, solely with a view toward soliciting the stockholders’ opinion. This opinion will be taken into consideration by the Audit Committee in its future deliberations.

A representative of PwC is expected to be at our 2005 Annual Meeting of Stockholders to respond to appropriate questions and to make a statement if desired.

Vote Necessary to Ratify the Selection

The selection of PwC as our independent registered public accounting firm will be ratified if more votes are cast FOR than are cast AGAINST their selection. For this purpose, an abstention or a broker non-vote will only reduce the number of votes this proposal will receive.

Audit Fees

Fees billed by PwC for the audit of our consolidated financial statements in 2003, the integrated audit of our consolidated financial statements and internal control over financial reporting in 2004, and the reviews of the quarterly financial statements included in our Quarterly Reports on Form 10-Q for the years 2003 and 2004 totaled $337,000 and $570,100, respectively. Services related to other regulatory filings totaled $127,850 for 2004. There were no charges related to other regulatory filings for 2003.

Audit-Related Fees

In addition to the amount set forth under Audit Fees above, an aggregate of $99,165 and $75,750 were billed by PwC during 2003 and 2004, respectively, for assurance and related services that were reasonably related to the performance of the audit of our financial statements for those years. In 2004, the audit-related fees arose primarily from audits of certain subsidiaries. In 2003, the audit-related fees arose primarily from extended audit procedures relating to health insurance costs and the audits of certain subsidiaries.

Tax Fees

Fees billed by PwC for tax return preparation and compliance for the years 2003 and 2004 totaled $417,627 and $332,705, respectively.

In addition, an aggregate of $178,152 and $270,422 was billed by PwC during 2003 and 2004, respectively, for other tax related fees. In 2004, the tax related fees arose primarily from consulting on tax audits ($102,248) and tax planning and advice ($168,174). In 2003, the tax related fees arose primarily from consulting on tax audits ($83,969) and tax planning and advice ($94,183).

All Other Fees

There were no other fees billed by PwC during 2003 and 2004 for services to the company.

Auditor Independence

In determining the independence of PwC, the Audit Committee considered whether the provision of the non-audit services is compatible with maintaining PwC’s independence.

Audit Committee’s Policy Regarding
Pre-approval of Non-Audit Services

In 2002, the Audit Committee adopted a policy of pre-approving the nature and estimated amount of any significant non-audit services to be provided to our company by its independent registered public accounting firm, taking into consideration the impact that the rendition of such services could have on their independence. The Audit Committee approved all of the audit-related services and tax services rendered to us by PwC during 2004.

ADDITIONAL INFORMATION

Other Business

Our Board of Directors does not intend to bring, and knows of no one intending to bring, any matter before the annual meeting other than the election of the director nominees, the approval of the 2005 Plan and the ratification of PwC as our independent registered public accounting firm. If any other matter is properly brought before the meeting, the persons named as proxies will vote them in accordance with their best judgment.

Outstanding Shares

On March 21, 2005, a total of 59,816,504 shares of our common stock were outstanding. Each outstanding share of common stock is entitled to one vote on each matter presented.

Annual Report

Our 2004 Annual Report to Stockholders and accompanying Financial Supplement are enclosed with this Proxy Statement. Our Annual Report to Stockholders, the Financial Supplement, this Proxy Statement and our Annual Report on Form 10-K may also be viewed on our website at www.felcor.com.

We will also send you a copy of our Annual Report on Form 10-K for 2004 if requested in writing sent to the Corporate
Secretary at the address listed under “Questions” below.

How We Solicit Proxies

In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone. We pay the costs of soliciting the proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

Stockholder Proposals for Next Year

The deadline for stockholder proposals eligible for inclusion in next year’s proxy statement is December 2, 2005. Any stockholder proposal received after February 15, 2006, will be considered untimely and may be voted upon by the named proxies in accordance with their best judgment. All proposals should be submitted to our Corporate Secretary at the address listed under “Questions” below. All proposals must be in writing and otherwise in compliance with applicable SEC requirements.

Questions

If you have questions or need more information about the annual meeting, you may write to:

Corporate Secretary
FelCor Lodging Trust Incorporated
545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062-3933

You may also or call us at (972) 444-4900 or send us an e-mail at information@felcor.com. We also invite you to visit our website at www.felcor.com.

APPENDIX A

FELCOR LODGING TRUST INCORPORATED

2005 Restricted Stock and Stock Option Plan

FELCOR LODGING TRUST INCORPORATED

2005 Restricted Stock and Stock Option Plan

Section 1. Establishment, Purpose, and Effective Date of Plan		1
1.1	Establishment	1
1.2	Purpose	1
1.3	Effective Date	1
Section 2. Definitions		1
2.1	Definitions	1
2.2	Gender and Number	2
Section 3. Eligibility and Participation		3
3.1	Eligibility and Participation	3
Section 4. Administration		3
4.1	Administration	3
Section 5. Stock Subject to Plan		3
5.1	Number	3
5.2	Lapsed Awards	3
5.3	Adjustment in Capitalization	3
Section 6. Shareholder Approval and Duration of Plan		4
6.1	Shareholder Approval	4
6.2	Duration of Plan	4
Section 7. Stock Options		4
7.1	Grant of Options	4
7.2	Option Agreement	4
7.3	Option Price	4
7.4	Duration of Options	5
7.5	Exercise of Options	5
7.6	Payment	5
7.7	Restrictions on Stock Transferability	5
7.8	Termination of Employment Due to Death or Disability	5
7.9	Termination of Employment Other than for Death or Disability	5
7.10	Nontransferability of Options	6
7.11	Cancellation	6
Section 8. Restricted Stock		6
8.1	Grant of Restricted Stock	6
8.2	Transferability	6
8.3	Other Restrictions	6
8.4	Voting Rights	6
8.5	Dividends and Other Distributions	6
8.6	Termination of Employment	6

-i-

8.7	Performance Awards	6
Section 9. Rights of Employees		7
9.1	Employment	7
Section 10. Amendment, Modification and Termination of Plan		7
10.1	Amendment, Modification, and Termination of Plan	7
Section 11. Miscellaneous Provisions		7
11.1	Tax Withholding	7
11.2	Stock Withholding Elections	7
11.3	Severability	8
11.4	Notice	8
Section 12. Indemnification		9
12.1	Indemnification	9
Section 13. Requirements of Law		9
13.1	Requirements of Law	9
13.2	Governing Law	9

-ii-

FELCOR LODGING TRUST INCORPORATED

2005 Restricted Stock and Stock Option Plan

Section 1. Establishment, Purpose, and Effective Date of Plan

     1.1     Establishment. FelCor Lodging Trust Incorporated, a Maryland corporation, hereby establishes the “FELCOR LODGING TRUST INCORPORATED 2005 RESTRICTED STOCK AND STOCK OPTION PLAN” (the “Plan”) for Independent Directors, executive officers and key employees. The Plan permits the grant of Options and Restricted Stock as a payout media for payments under the Plan.

     1.2     Purpose. The purpose of the Plan is to advance the interests of the Company, by encouraging and providing for the acquisition of an equity interest in the success of the Company by Independent Directors, executive officers and key employees, by providing additional incentives and motivation toward superior performance of the Company, and by enabling the Company to attract and retain the services of Independent Directors, executive officers and key employees upon whose judgment, interest, and special effort the successful conduct of its operations is largely dependent.

     1.3     Effective Date. The Plan shall become effective on February 18, 2005, (“Effective Date”), although it is subject to shareholder approval as provided in Section 6.1.

Section 2. Definitions

     2.1     Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

     (a)     “Award” means, collectively, each Option or Restricted Stock granted under this Plan, except that where it shall be appropriate to identify the specific type of Award, reference shall be made to the specific type of Award.

     (b)     “Board” means the Board of Directors of the Company.

     (c)     “Code” means the Internal Revenue Code of 1986, as amended.

     (d)     “Committee” means the Compensation Committee of the Board; provided, however, that for any grant to an Independent Director, the remaining members of the Board shall serve as the Compensation Committee with respect to such grant, including, but not limited to, the approval of the grant. The Board, as a whole, may take any action which the Committee is authorized to take hereunder.

     (e)     “Company” means FelCor Lodging Trust Incorporated, a Maryland corporation.

     (f)     “Disability” means an individual who is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

     (g)     “Employee” means an employee (including officers and directors who are also employees) of the Company or its subsidiaries, affiliates (including partnerships) or any branch or division thereof.

     (h)     “Fair Market Value” of a share of Stock means the reported closing sales price of the Stock on the New York Stock Exchange Composite Tape on that date, or if no closing price is reported on that date, on the last preceding date on which such closing price of the Stock was so reported. If the Stock is not traded on the New York Stock Exchange at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between the closing bid and asked prices of the Stock on the most recent date on which the Stock was publicly traded. In the event the Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

     (i)     “Independent Director” means a director of the Company who is not an Employee.

     (j)     “Option” means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an “incentive stock option” (“ISO”) within the meaning of Section 422 of the Code or (ii) a “non-qualified stock option.”

     (k)     “Participant” means any Employee or Independent Director designated by the Committee to participate in the Plan.

     (l)     “Performance Award” means an Award of Restricted Stock granted pursuant to the provisions of Section 8.7 of the Plan.

     (m)     “Period of Restriction” means the period during which the transfer of shares of Restricted Stock is restricted pursuant to Section 8 of the Plan.

     (n)     “Restricted Stock” means Stock granted to a Participant pursuant to Section 8 of the Plan.

     (o)     “Stock” means the common stock of the Company, par value of $0.01.

     2.2     Gender and Number. Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

Section 3. Eligibility and Participation

     3.1     Eligibility and Participation. Participants in the Plan shall be selected by the Committee from among the Independent Directors and Employees who, in the opinion of the Committee, are in a position to contribute materially to the Company’s continued growth and development and to its long-term financial success.

Section 4. Administration

     4.1     Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever.

Section 5. Stock Subject to Plan

     5.1     Number. The total number of shares of Stock subject to Awards under the Plan may not exceed 1,000,000, subject to adjustment upon the occurrence of any of the events indicated in Section 5.3 hereof. The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or treasury Stock, not reserved for any other purpose. Without limitation, no officer of the Company or other person whose compensation may be subject to the limitations on deductibility under Section 162(m) of the Code shall be eligible to receive Awards pursuant to this Plan in excess of 250,000 shares of Common Stock in any fiscal year (the “Section 162(m) Maximum”).

     5.2     Lapsed Awards. If any Award granted under the Plan terminates, expires, lapses or is canceled for any reason, any shares of Stock subject to such Award again shall be available for the grant of an Award hereunder. The Committee shall not, unless approved by (or subject to the approval of) shareholders, effect a repricing of all or any of the Options outstanding under the Plan at any time. Further, except as otherwise provided in Section 7.11 hereof, the Committee shall not, without the consent of the affected Optionee, have the authority to effect the cancellation or modification of any or all outstanding Options.

     5.3     Adjustment in Capitalization. In the event of any change in the outstanding shares of Stock that occurs after the Effective Date by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock subject to the Plan and to each Award hereunder, and to the stated Option price (if any) of each Award, shall be adjusted appropriately by the Committee or the Board, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. In such event, the Committee or the Board also shall have discretion to make appropriate adjustments in the number and type of shares subject to an Award of Restricted Stock under the Plan pursuant to the terms of such an Award. In the event of a merger or consolidation where the Company is not the surviving corporation, the surviving corporation shall be required to assume the outstanding Awards that have not been canceled, and the Committee, in its sole discretion, shall adjust the number of shares, and the Option price (if any), so as to neither reduce or enlarge the rights of the Participant, including, but not limited to, dividing the shares and the Option price (if any) by the exchange ratio.

Section 6. Shareholder Approval and Duration of Plan

     6.1     Shareholder Approval. All Awards granted under this Plan are subject to, and may not be exercised before, and will be rescinded and become void in the absence of, the approval of this Plan by a majority of the shareholders voting thereon at a meeting of shareholders, at which a quorum is present, held prior to the first anniversary of the Effective Date of this Plan.

     6.2     Duration of Plan. The Plan shall remain in effect, subject to the Board’s right to earlier terminate pursuant to Section 10 hereof, until all Stock subject to it shall have been purchased or acquired pursuant to the provisions hereof. Notwithstanding the foregoing, no Option may be granted under the Plan on or after the tenth (10th) Anniversary of the Effective Date.

Section 7. Stock Options

     7.1     Grant of Options. Subject to the provisions of Sections 5 and 6, Options may be granted to Participants at any time and from time to time as shall be determined by the Committee, and for all purposes hereof, the date of such grant shall be the date on which the Committee takes formal action to grant an Option, provided that it is followed, as soon as reasonably practicable, by written notice to the person receiving the Option. The Committee shall have complete discretion in determining the number of Options granted to each Participant and the terms and provisions thereof. The Committee may grant any type of Option to purchase Stock that is permitted by law at the time of grant; provided, however, that the aggregate Fair Market Value (determined at the time the Option is granted) of the Stock, with respect to which all incentive stock options granted under any plan of the Company are exercisable for the first time by a Participant during any calendar year, may not exceed $100,000. Nothing in this Section 7 of the Plan shall be deemed to prevent the grant of nonstatutory stock options in amounts that exceed the maximum established by Section 422 of the Code.

     7.2     Option Agreement. Each Option shall be evidenced by an Option agreement that shall specify the type of Option granted, the Option price, the duration of the Option, the number of shares of Stock to which the Option pertains, and such other provisions as the Committee shall determine.

     7.3     Option Price. The Option price of each share of Stock subject to each Option granted pursuant to this Plan shall be determined by the Committee at the time the Option is granted and shall not be less than 100% of the Fair Market Value of a share of Stock on the date the Option is granted, as determined by the Committee. In the case of incentive stock options granted to any person who owns, directly or indirectly, Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock (“Ten Percent Owner”), the Option price shall not be less than 110% of the Fair Market Value of a share of Stock on the date the Option is granted.

     7.4     Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time it is granted, provided, however, that no incentive stock option shall be exercisable later than ten (10) years from the date of its grant, and no incentive stock option granted to a Ten Percent Owner shall be exercisable later than five (5) years from the date of its grant.

     7.5     Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants. Unless otherwise expressly provided in the Option, no Option may be exercised within six (6) months after the date of grant. Each Option that is intended to qualify as an incentive stock option pursuant to Section 422 of the Code shall comply with the applicable provisions of the Code pertaining to such Options. Without limitation, the Committee may, in its sole discretion, accelerate the date on which any Option may be exercised, or on which restrictions on Restricted Stock shall lapse.

     7.6     Payment. The Option price of Stock acquired upon exercise of any Option, and applicable withholding as described in Sections 11.1 and 11.2, shall be paid in full on the date of exercise, by certified or cashier’s check, by wire transfer, by money order, through a broker assisted exercise, with Stock (but with Stock only if expressly permitted by the terms of the Option), or by a combination of the above. If the Option Price is permitted to be, and is, paid in whole or in part with Stock, the value of the Stock surrendered shall be its Fair Market Value on the date surrendered. The proceeds from payment of Option prices shall be added to the general funds of the Company and shall be used for general corporate purposes. For purposes of this Section 7.6, “broker assisted exercise” shall mean a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions to (a) a Committee designated brokerage firm to effect the immediate sale of the shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Option price plus all applicable withholding and employment taxes required, and (b) the Committee to deliver the certificates for the shares directly to such brokerage firm in order to complete the sale.

     7.7     Restrictions on Stock Transferability. The Committee shall impose such restrictions on any shares of Stock acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal securities law, under the requirements of any stock exchange upon which such shares of Stock are then listed, and under any blue sky or state securities laws applicable to such shares.

     7.8     Termination of Employment Due to Death or Disability. Unless otherwise expressly provided in the Option, if the employment of a Participant is terminated by reason of death or Disability, the rights under any then outstanding Option shall terminate upon the first to occur of (i) the expiration date of the Option or (ii) the first anniversary of such date of termination of employment.

     7.9     Termination of Employment Other than for Death or Disability. Unless otherwise expressly provided in the Option, if the employment of the Participant shall terminate for any reason other than death or Disability, the rights under any then outstanding Option shall terminate upon the first to occur of (i) the expiration date of the Option or (ii) ninety (90) days after such date of termination of employment.

     7.10     Nontransferability of Options. Unless otherwise expressly provided in the Option, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

     7.11     Cancellation. Unless otherwise expressly provided in the Option of reference, in the event of a merger or consolidation where the Company is not the surviving corporation (or survives only as the 80% or greater owned subsidiary of another corporation), the Committee, in its sole discretion may cancel, by giving written notice (a “Cancellation Notice”), effective immediately prior to the consummation of such transaction, all or any of the vested portion of any, or all, Options that remain unexercised on such date. Such Cancellation Notice shall be given a reasonable period of time (but not less than 15 days) prior to the proposed date of such cancellation, and may be given either before or after shareholder approval (if any is required) of the transaction.

Section 8. Restricted Stock

     8.1     Grant of Restricted Stock. Subject to the provisions of Sections 5 and 6, the Committee, at any time and from time to time, may grant shares of Restricted Stock under the Plan to such Participants and in such amounts as it shall determine. Each grant of Restricted Stock shall be evidenced by a Restricted Stock agreement. Without limitation, the Committee may accelerate the date on which restrictions lapse with respect to any Restricted Stock.

     8.2     Transferability. Except as provided in Sections 8.6 and 8.7 hereof, the shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated for such period of time as shall be determined by the Committee and shall be specified in the Restricted Stock agreement, or upon earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the Restricted Stock agreement.

     8.3     Other Restrictions. The Committee may impose such other restrictions on any shares of Restricted Stock granted pursuant to the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

     8.4     Voting Rights. Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Period of Restriction.

     8.5     Dividends and Other Distributions. During the Period of Restriction, Participants holding shares of Restricted Stock granted hereunder shall be entitled to receive all cash dividends distributed with respect to those shares while they are so held.

     8.6     Termination of Employment. Unless otherwise expressly provided in the Restricted Stock agreement, in the event that a Participant terminates his employment with the

Company for any reason during the Period of Restriction (including death), then any shares of Restricted Stock still subject to restrictions at the date of such termination automatically shall be forfeited.

     8.7     Performance Awards. Awards of Restricted Stock may be granted under this Plan in the form of Performance Awards in any amount determined by the Compensation Committee, but not in excess of the Section 162(m) Maximum. Performance factors may include (i) general corporate performance measures based on increases in earnings, earnings per share, EBITDA, FFO, RevPAR, revenues, operating margins, cash flow, share price performance, return on equity and total shareholder return, (ii) departmental or business unit measures based on economic value added, increased efficiencies and achievement of budgetary objectives, (iii) accomplishment of specified mergers, acquisitions, dispositions, capital expenditures, significant debt restructurings and other capital transactions, and corporate transactional objectives, (iv) demonstration of relative technical, commercial and leadership attributes and (v) similar performance factors. Performance Awards shall be subject to such terms and conditions as the Committee shall determine in its sole discretion, provided, however, that (A) the period of performance shall be not less than six months, and (B) the terms and conditions will be determined by the earlier of (i) the 90th day following the beginning of the performance period, or (ii) the day on which 25% of the performance period is complete and, in any case, before the satisfaction of the performance criteria is substantially certain.

Section 9. Rights of Employees

     9.1     Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

Section 10. Amendment, Modification and Termination of Plan

     10.1     Amendment, Modification, and Termination of Plan. The Board at any time may terminate, and from time to time may amend or modify the Plan, and may amend or modify Awards hereunder; provided, however, that no amendment of the Plan or of any Award hereunder, without approval of the shareholders within one year after the adoption of such amendment, may (a) increase the aggregate number of shares of Stock that may be issued under the Plan; (b) extend the term of the Plan; or (c) materially modify the requirements as to eligibility to receive Awards under the Plan. No amendment, modification, or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the affected Participant(s).

Section 11. Miscellaneous Provisions

     11.1     Tax Withholding. Without limitation, on the date an Award is taken into a Participant’s income, the Company shall have the right to withhold, or to require a Participant to remit to the Company, an amount sufficient to satisfy the Company’s resulting federal, state, and local withholding and employment tax requirements with respect to such Award.

     11.2     Stock Withholding Elections. With the consent of the Committee, or as expressly provided under the terms of the Award, a Participant may make an irrevocable election to (a)

have shares of Stock otherwise issuable thereunder withheld, or (b) tender to the Company shares of Stock then held by the Participant (whether received pursuant to (a) or (b) or in any other transaction) having an aggregate Fair Market Value sufficient to satisfy the Company’s minimum total federal, state and local income and employment tax withholding obligations associated with the transaction. Such elections, if available, must be made by a Participant on or prior to the tax date.

     11.3     Severability. If any provision of this Plan, or any Award, is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan or any Award, but such provision shall be fully severable, and the Plan or Award, as applicable, shall be construed and enforced as if the illegal or invalid provision had never been included in the Plan or Award, as applicable.

     11.4     Notice. Whenever any notice is required or permitted under this Plan, such notice must be in writing and personally delivered or sent by mail or delivery by a nationally recognized courier service. Any notice required or permitted to be delivered under this Plan shall be deemed to be delivered on the date on which it is personally delivered, or, if mailed, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has previously specified in accordance with this Subsection, or, if by courier, seventy-two (72) hours after it is sent, addressed as described in this Subsection. The Company or the Participant may change, at any time and from time to time, by written notice to the other, the address that it or he had previously specified for receiving notices; provided further, that a Participant who is not an Employee must file such written notice with the Committee. Until changed in accordance with this Plan, the Company and the Participant shall be deemed to have specified as its and his address for receiving notices (i) as to the Company, the principal executive offices of the Company, and (ii) as to the Participant, (A) where the Participant is an Employee, the most current address of the Participant set forth in the Company’s employment records, and (B) where Participant is not an Employee, the address set forth in the most recent notice. Any person entitled to notice under this Plan may waive such notice. Without limiting the generality of the forgoing, for all purposes hereof, the address of the Company shall be the address of the Committee.

Section 12. Indemnification

     12.1     Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with, or resulting from, any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan made in good faith and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not apply to any acts of willful misconduct by any member of the Committee or the Board. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Charter or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 13. Requirements of Law

     13.1     Requirements of Law. The granting of Awards and the issuance of shares of Stock upon the exercise of an Option shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     13.2     Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Maryland.

FELCOR LODGING TRUST INCORPORATED
By: /s/ LAWRENCE D. ROBINSON
Name:	Lawrence D. Robinson
Title:	Executive Vice President & General Counsel

FelCor Lodging Trust Incorporated
545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062-3933

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by FelCor Lodging Trust Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to FelCor Lodging Trust Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

FELCOR	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FELCOR LODGING TRUST INCORPORATED

   Vote On Directors

1.	ELECTION OF FOUR CLASS II DIRECTORS

Nominees:	01) Thomas J. Corcoran, Jr.
02) Donald J. McNamara
03) Michael D. Rose
04) David C. Kloeppel

For	Withhold	For All	To withhold authority to vote, mark “For All Except”
All	All	Except	and write the nominee’s number on the line below.

☐	☐	☐

Vote On Proposals		For	Against	Abstain
2.	APPROVAL OF FELCOR’S 2005 RESTRICTED STOCK AND STOCK OPTION PLAN.	☐	☐	☐

3.	RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS FELCOR’S INDEPENDENT AUDITORS.	☐	☐	☐

4.	In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to vote upon any other matter that is properly brought before the meeting.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the election of the nominees for Class II directors, FOR the approval of the 2005 Restricted Stock and Stock Option Plan and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as FelCor’s independent auditors.

Please sign exactly as name appears at right. When shares are held by joint tenants, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

     This Proxy is solicited by FelCor’s Board of Directors and the matters set forth herein were proposed by FelCor.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

PROXY

FELCOR LODGING TRUST INCORPORATED
545 E. JOHN CARPENTER FREEWAY, SUITE 1300, IRVING, TEXAS 75062-3933

ANNUAL MEETING OF STOCKHOLDERS
MAY 17, 2005

     The undersigned hereby appoints Thomas J. Corcoran, Jr. and Lawrence D. Robinson, or either of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all common stock of the undersigned in FelCor Lodging Trust Incorporated at the Annual Meeting of Stockholders to be held at the offices of the corporation, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas, at 9:00 a.m., Local Time, on May 17, 2005 and at any adjournments or postponements thereof, as specified on the reverse side.

PLEASE SIGN AND DATE ON REVERSE SIDE OF THIS PROXY